Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation
Westell, Inc.	Illinois
TLT Merger LLC	Delaware
Noran Tel, Inc.	Saskatchewan
Kentrox, Inc.	Oregon